AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of December 13, 2022, (the “Agreement”) is by and among the Allianz Variable Insurance Products Trust (“VIP Trust”), a Delaware statutory trust, on behalf of its series identified in the table below as an “Acquired Fund” and an “Acquiring Fund”; and Allianz Variable Insurance Products Fund of Funds Trust (“VIP FoF Trust”), a Delaware statutory trust, on behalf of its series identified in the table below as an “Acquired Fund” and an “Acquiring Fund.” In addition, Allianz Investment Management LLC (the “Manager”) is party to this Agreement solely for the purposes of Section 7 hereof. Each of VIP Trust and VIP FoF Trust may be referred to as a “Trust”, and together the “Trusts” and each Acquired Fund and Acquiring Fund may be referred to as a “Fund,” and together the “Funds”.
The reorganization of each Acquired Fund and applicable share class into its corresponding Acquiring Fund and applicable share class (if any) identified below is separate and independent of the other reorganizations listed in the table below. This Agreement provides for multiple Reorganizations and each Reorganization between an Acquired Fund and its corresponding Acquiring Fund shall be treated as if it had been the subject of a separate agreement. The VIP Trust acting for itself and on behalf of each Acquired Fund and its corresponding Acquiring Fund, and the VIP FoF Trust acting for itself and on behalf of each Acquired Fund and its corresponding Acquiring Fund, is acting separately from all of the other parties and their series, and not jointly or jointly and severally with any other party. References to the “Reorganization” in this Agreement should be read as referring to each reorganization individually.
Acquired Fund	Acquiring Fund
VIP Trust
AZL® DFA 5 Year Global Fixed Income Fund • Shares	AZL® Enhanced Bond Index Fund • Shares
AZL® Gateway Fund • Shares	AZL® Fidelity Institutional Asset Management® Multi-Strategy Fund • Class 2 Shares
AZL® MetWest Total Return Bond Fund • Shares	AZL® Fidelity Institutional Asset Management® Total Bond Fund • Class 2 Shares
AZL® MSCI Emerging Markets Equity Index Fund • Class 1 Shares • Class 2 Shares	AZL® International Index Fund • Class 1 Shares • Class 2 Shares
VIP FoF Trust
AZL MVP FusionSM Conservative Fund • Shares	AZL® MVP Fidelity Institutional Asset Management® Multi-Strategy Fund • Shares
AZL MVP FusionSM Balanced Fund • Shares	AZL® MVP Balanced Index Strategy Fund • Shares
AZL MVP FusionSM Moderate Fund • Shares	AZL® MVP DFA Multi-Strategy Fund • Shares
In consideration of their mutual promises, the parties agree as follows:

1.            Reorganization.
a.            Plan of Reorganization.  At the Closing (as defined below), each Trust, on behalf of its respective Acquired Funds will convey to the corresponding Acquiring Fund, free and clear of all liens, encumbrances, and claims whatsoever, all assets and property of every description and all interests, rights, privileges and powers of the Acquired Fund including, without limitation, all cash (including that derived from the liquidation of its assets in exchange for cash), securities, commodities and futures interests, claims (whether absolute or contingent, known or unknown, accrued or unaccrued and including, without limitation, any interest in pending or future legal claims in connection with past or present portfolio holdings, whether in the form of class action claims, opt-out or other direct litigation claims, or regulator or government-established investor recovery fund claims, and any and all resulting recoveries) and dividends or interest receivable that are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the Closing, except for cash, bank deposits or cash equivalent securities in an amount necessary to pay the estimated costs of extinguishing any Liabilities (as defined below) and cash in an amount necessary to pay any distributions pursuant to paragraph b. of this Section 1 (collectively, the “Assets”). In exchange for each Acquired Fund’s Assets, each Trust, on behalf of its corresponding Acquiring Funds will assume all liabilities, debts, obligations and duties of any nature, whether accrued absolute, contingent or otherwise (the “Liabilities”) of the Acquired Fund and deliver to the Acquired Fund, shares of its corresponding class (if applicable) of the Acquiring Fund as identified in the table above, including fractional shares (calculated to the third decimal place). The number of shares to be issued by each Acquiring Fund will be determined by dividing the aggregate net asset value of the shares of the corresponding share class (if applicable), respectively, of each Acquired Fund, computed as described in Section 2(a), by the net asset value of one share of the corresponding share class (if any) of the corresponding Acquiring Fund, computed as described in Section 2(b). Each Trust shall use commercially reasonable efforts to identify all of the Liabilities of each of its Acquired Funds, prior to the Valuation Date (as defined below) and shall discharge all such known Liabilities on or prior to the Valuation Date. At and after the Closing, all Liabilities of each Acquired Fund will attach to the corresponding Acquiring Fund and may thenceforth be enforced against the Acquiring Fund to the same extent as if the same had been incurred by it.
b.            Declaration of Dividends.  Each Acquired Fund, prior to the Closing, will declare a dividend or dividends, which, together with all previous such dividends, shall have the effect of distributing to the shareholders of the Acquired Fund (i) all of the excess of (x) the Acquired Fund’s investment income excludable from gross income under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”), over (y) the Acquired Fund’s deductions disallowed under Sections 265 and 171 of the Code, (ii) all of the Acquired Fund’s investment company taxable income as defined in Section 852 of the Code (in each case computed without regard to any deduction for dividends paid) and (iii) all of the Acquired Fund’s net capital gain realized (after reduction for any capital loss carryover), in each case for the current taxable year (which will end on the Closing date) and any preceding taxable years for which such a dividend is eligible to be made under Section 855 of the Code.

c.            Closing and Effective Time of the Reorganization.  The Reorganization and all related acts necessary to complete the Reorganization (the “Closing”) will occur on a day on which the New York Stock Exchange (the “NYSE”) is open for business and receipt of all necessary regulatory approvals, such day to be March 10, 2023, or such later date as the officers of each Trust may determine. All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the date of the Closing or at such other time as an authorized officer of each Trust shall determine (the “Effective Time”). In the event that on the Valuation Date (as defined below) or the Closing (a) the NYSE is closed to trading or trading thereupon is restricted, or (b) trading or the reporting of trading on the NYSE or elsewhere is disrupted so that, in the judgment of the officers of each Trust, or any one of them acting singly, accurate appraisal of the value of the net assets of each Acquiring Fund or the Acquired Fund is impracticable, the Closing shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.
2.            Valuation.
a.            The aggregate net asset value of the Shares, Class 1 Shares or Class 2 Shares, as applicable of each Acquired Fund will be computed as of the close of regular trading on the NYSE on the day of Closing (the “Valuation Date”) using the valuation procedures in the Acquired Fund’s prospectus.
b.            The net asset value per share of the Shares, Class 1 Shares or Class 2 Shares, as applicable, of each Acquiring Fund will be determined as of the close of regular trading on the NYSE on the Valuation Date, using the valuation procedures in the Acquiring Fund’s prospectus.
3.            Liquidation and Dissolution of each Acquired Fund.
a.            At the Effective Time, each Acquired Fund will make a liquidating distribution to the holders of Shares, Class 1 Shares and/or Class 2 Shares, as applicable, of the Shares, Class 1 Shares and/or Class 2 Shares, as applicable, of the corresponding Acquiring Fund, such that the number of Shares, Class 1 Shares or Class 2 Shares, as applicable, of the Acquiring Fund that are distributed to a shareholder of the Acquired Fund will have an aggregate net asset value equal to the aggregate net asset value of the Shares, Class 1 Shares or Class 2 Shares, respectively of the Acquired Fund, that are outstanding immediately prior to the Effective Time. Each Acquiring Fund will establish shareholder accounts in the names of each Acquired Fund shareholder, representing the respective pro rata number of full and fractional shares of the Acquiring Fund due to each shareholder. All issued and outstanding shares of each Acquired Fund will simultaneously be canceled on the books of the VIP Trust or VIP FoF Trust. Each Acquiring Fund or its transfer agent will establish shareholder accounts in accordance with instructions from the VIP Trust or VIP FoF Trust.
b.            Immediately after the Valuation Date, the share transfer books of each Trust relating to each Acquired Fund will be closed and no further transfer of shares will be made. Redemption requests received after the Valuation Date by each Trust with respect to each Acquired Fund will be deemed to be redemption requests for shares of the corresponding Acquiring Fund issued in the Reorganization.

c.            Promptly after the distribution, each Acquiring Fund or its transfer agent will notify each shareholder of the corresponding Acquired Fund of the number of shares distributed to the shareholder and confirm the registration in the shareholder’s name.
d.            As promptly as practicable after the liquidation of each Acquired Fund, and in no event later than twelve months from the date of the Closing, the Acquired Fund will be dissolved. After the Effective Time, each Acquired Fund shall not conduct any business except in connection with its liquidation and dissolution.
4.            Conditions to Obligations of each Trust on behalf of its Respective Acquiring Funds and Acquired Funds. The obligations of each Trust on behalf of its Acquiring Funds and Acquired Funds with respect to each Reorganization are subject to the satisfaction of the following conditions:
a.            Regulatory Approvals.
(1)  Each registration statement filed by a Trust on behalf of the Acquiring Funds on Form N-14 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), relating to the shares of beneficial interest to be issued in the Reorganization, will be effective, and no stop orders under the 1933 Act will have been issued.
(2)  All necessary approvals, consents, and exemptions from federal and state regulatory authorities will have been obtained.
b.            Opinion of Counsel.  Each Trust will have received an opinion of counsel for the Trust on behalf of each Fund, dated as of the Closing, to the effect that (i) the Trust is a statutory trust duly organized and validly existing under the laws of the state of Delaware and is an open-end investment company registered under the 1940 Act; (ii) each Fund is a series of the Trust; (iii) this Agreement and the Reorganization have been duly authorized and approved by all requisite action of the Trust and each Fund, and this Agreement has been duly executed by, and is a valid and binding obligation of, the Trust; and (iv), with respect to each Acquiring Fund, the shares to be issued in the Reorganization are duly authorized and upon issuance in accordance with this Agreement will be validly issued, fully paid, and non-assessable shares of the Acquiring Fund.
c.            Declaration of Dividend.  Each Acquired Fund, prior to the Closing, will have declared a dividend or dividends as provided in Section 1(b) of this Agreement.
d.            Good Title.  At the Closing, each Trust on behalf of each of its Acquired Funds will have good and marketable title to the assets to be transferred to the corresponding Acquiring Fund pursuant to this Agreement and will have full right, power and authority to sell, assign, transfer and deliver such assets hereunder. At the Effective Time, upon delivery and its payment for Assets, each Trust, on behalf of each of its respective Acquiring Funds, will acquire good and marketable title thereto subject to no restrictions on the full transfer thereof.
e.            Tax Matters.Each Trust shall file, by the date of the Closing, all of each Fund’s federal and other tax returns and reports required by law to be filed on or before such date and all federal and other taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such taxes. At the Closing, each Trust shall provide: (1) a statement of the respective tax basis and holding periods of all investments to be transferred by each Acquired Fund to the corresponding Acquiring Fund; (2) a copy (which may be in electronic form) of each Acquired Fund’s shareholder ledger accounts including, without limitation, the name, address and taxpayer identification number of each shareholder of record, the number of shares of beneficial interest held by each shareholder, the dividend reinvestment elections applicable to each shareholder, the backup withholding and nonresident alien withholding certifications, notices or records on file with each Acquired Fund with respect to each shareholder, and such information as each Acquiring Fund may reasonably request concerning the corresponding Acquired Fund’s shares or the Acquired Fund’s shareholders in connection with the Acquiring Fund’s cost basis reporting and related obligations under Sections 1012, 6045, 6045A, and 6045B of the Code and related Treasury Regulations following the Closing for all of the shareholders of record of the Acquired Fund’s shares as of the close of business on the Valuation Date, who are to become shareholders of the Acquiring Fund as a result of the transfer of assets that is the subject of this Agreement; (3) a copy of any other tax books and records of each Acquired Fund necessary for purposes of preparing any tax returns, schedules, forms, statements or related documents (including but not limited to any income, excise or information returns, as well as any transfer statements (as described in Treasury Regulations Section 1.6045A-1)) required by law to be filed by the corresponding Acquiring Fund after the Closing; and (4) if requested by a Trust on behalf of an Acquiring Fund, all FASB ASC 740-10-25 (formerly FIN 48) workpapers and supporting statements pertaining to the corresponding Acquired Fund. Each Acquired Fund has made available to the corresponding Acquiring Fund copies of: (1) the federal, state and local income tax returns filed by or on behalf of the Acquired Fund for the prior three (3) taxable years; and (2) any of the following that have been issued to or for the benefit of or that otherwise affect the Acquired Fund and which have continuing relevance: (A) rulings, determinations, holdings or opinions issued by any federal, state, local or foreign tax authority and (B) legal opinions.
5.            Further Conditions to the Obligations of each Trust.
a.            Opinion of Tax Counsel.  As a further condition to the obligations of each Trust on behalf of its respective Acquired Funds and Acquiring Funds hereunder, the Trust, on behalf of each Acquired Fund and each Acquiring Fund, shall have received the opinion of tax counsel addressed to the Trust on behalf of each Acquired Fund and Acquiring Fund, dated as of the date of the Closing, and based in part on representations to be furnished by the Trust on behalf of each Acquired Fund and Acquiring Fund, substantially to the effect that, on the basis of existing provisions of the Code, U.S. Treasury regulations promulgated thereunder, current administrative rules, pronouncements and court decisions, for U.S. federal income tax purposes, assuming the variable contracts and the insurance companies issuing them are properly structured under the insurance company provisions of the Code, the Reorganization will not be a taxable event for contract owners whose contract values are determined by investment in shares of the Acquired Fund (the “Tax Opinion”). The opinion will be based on certain factual certifications made by officers of the Trust and will also be based on customary assumptions. The opinion will note and distinguish certain published precedent.

b.            Other Tax Matters.  Each Trust has duly and timely filed, on behalf of its respective Acquired Funds and Acquiring Funds, as applicable, all tax returns and reports (including information returns) that are required to have been filed by the Acquired Funds and the Acquiring Funds, respectively, and all such returns and reports accurately state, in all materials respects, the amount of tax owed for the periods covered by the returns, or, in the case of information returns, the amount and character of income required to be reported by each Acquired Fund or Acquiring Fund, as applicable. Each Trust has, on behalf of each of its respective Acquired Funds and Acquiring Funds, paid or made provision and properly accounted for all taxes shown to be due on such tax returns and reports or on any actual or proposed deficiency assessments received with respect to an Acquired Fund or an Acquiring Fund. The amounts established as provisions for taxes in the books and records of each Acquired Fund and each Acquiring Fund as of the close of business on the Valuation Date will, to the extent required by generally accepted accounting principles, be sufficient for the payment of all taxes of any kind, whether accrued, due, absolute, contingent or otherwise, which were or will be payable by the Acquired Fund or the Acquiring Fund, as applicable, for all periods or fiscal years (or portions thereof) ending on or before the close of business on the Valuation Date. No tax return filed by each Trust on behalf of each of its respective Acquired Funds or Acquiring Funds is currently being audited by the Internal Revenue Service or by any state or local taxing authority. To the knowledge of the Trust, there are no levies, liens or encumbrances relating to taxes existing, threatened or pending with respect to the assets of either an Acquired Fund or an Acquiring Fund. None of the Trusts, the Acquired Funds or the Acquiring Funds are under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
6.            Amendment; Waiver; Termination.
a.            This Agreement may be amended in writing if authorized by the Board of Trustees of each Trust. The Agreement may be amended at any time.
b.            At any time prior to the Closing, each Trust by consent of its Board of Trustees or an officer authorized by such Board of Trustees, may waive in writing compliance with any of the conditions made for the Trust’s benefit, provided that such waiver will not have a material adverse effect on the interests of shareholders of each of its respective Acquired Funds or Acquiring Funds. However, each Trust may not waive the requirement to obtain a tax opinion.
c.            This Agreement and the Reorganization contemplated hereby may be terminated at any time for any reason prior to the Closing, upon a vote of a majority of the Board of Trustees of the corresponding Trust. Such termination shall be without any liability on the part of the Trust, its trustees, officers, or shareholders.
7.            Expenses.  All fees paid to governmental authorities for the registration or qualification of each Acquiring Fund’s Shares and all transfer agency costs related to each Acquiring Fund’s Shares shall be allocated to the Acquiring Fund. All fees and expenses related to printing and mailing communications to shareholders and beneficial owners of shares of each Acquired Fund, and all of the other expenses of the transactions required for the Reorganization, including without limitation, accounting, legal, and custodial expenses, and any transaction costs related to repositioning of the portfolios in connection with the Reorganization, shall be paid by the Manager.
8.            Final Tax Returns and Forms 1099 of the Acquired Fund.
a.            After the Closing, each Trust shall or shall cause its agents to prepare any federal, state or local tax returns, including any Forms 1099, required to be filed by each Trust with respect to each Acquired Fund’s final taxable year ending with its complete liquidation and for any prior periods or taxable years and shall further cause such tax returns and Forms 1099 to be duly filed with the appropriate taxing authorities.
b.            Any expenses incurred by each Trust or each Acquired Fund (other than for payment of taxes) in connection with the preparation and filing of said tax returns and Forms 1099 (if any) after the Closing, shall be borne by the Acquired Fund.
9.            General.
a.            Headings.  The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. Nothing in this Agreement is intended to confer upon any other person any rights or remedies by reason of this Agreement.
b.            Governing Law.  This Agreement will be governed by the laws of the state of Delaware.
c.            Fund by Fund Basis.  VIP Trust is governed by an Amended and Restated Agreement and Declaration of Trust dated December 1, 2021, and VIP FoF Trust is governed by an Amended and Restated Agreement and Declaration of Trust dated December 1, 2021, as each may be amended from time to time, and all persons dealing with a Trust or a Fund must look solely to the property of the particular Trust or such Fund for the enforcement of any claims as none of its trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of a Trust. No Fund shall be liable for any claims against any other Fund. Each Trust specifically acknowledges that any liability of the Trust under this Agreement with respect to a particular Fund, or in connection with the transactions contemplated herein with respect to a particular Fund, shall be discharged only out of the assets of the particular Fund and that no other series of the Trust shall be liable with respect thereto.
10.            Indemnification.  Each Trust will indemnify and hold its officers and trustees (each an “Indemnitee”) harmless from and against any liability or other cost and expense, in connection with the defense or disposition of any action, suit, or other proceeding, before any court or administrative or investigative body in which the Indemnitee may be involved as a party, with respect to actions taken under this Agreement. However, no Indemnitee will be indemnified against any liability or expense arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnitee’s position.
REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed.
ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST, on behalf of AZL DFA 5 Year Global Fixed Income Fund, AZL Gateway Fund, AZL MetWest Total Return Bond Fund, AZL MSCI Emerging Markets Equity Index Fund, AZL Enhanced Bond Index Fund, AZL FIAM Multi-Strategy Fund, AZL FIAM Total Bond Fund and AZL International Index Fund
By: /s/ Brian Muench
Brian Muench
President
ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST, on behalf of AZL MVP Fusion Conservative Fund, AZL MVP Fusion Balanced Fund, AZL MVP Fusion Moderate Fund, AZL MVP FIAM Multi-Strategy Fund, AZL MVP Balanced Index Strategy Fund, AZL MVP DFA Multi-Strategy Fund
By: /s/ Brian Muench
Brian Muench
President
ALLIANZ INVESTMENT MANAGEMENT LLC, solely with respect to Section 7

By /s/ Brian Muench
Brian Muench
President